Exhibit 10.1

RETENTION AGREEMENT

THIS AGREEMENT is made by and between The Babcock & Wilcox Company, a corporation duly organized and validly existing under the laws of the State of Delaware (the “Company” or “Employer”) and Christofer M. Mowry (“Executive”) as of the 17th day of December, 2013 (the “Agreement”). The Company, the Employer and Executive are collectively referred to herein as the “Parties”.

In consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Parties agree as follows:

While employed during the Agreement Term (as defined in Paragraph 1 below), Executive shall be entitled to receive the compensation and benefits set forth below in Paragraph 2. If the Company, with the prior approval of its Board of Directors, engages in a “Transaction” with an Effective Date (this term and other capitalized terms not otherwise defined herein have the meaning set forth in Paragraph 13 below) within the Agreement Term, Executive shall be entitled to the compensation and benefits detailed below in Paragraph 3. For purposes of this Agreement, the term “Transaction” means whether in one or a series of related transactions, the acquisition by an unaffiliated buyer(s), directly or indirectly, of (a) a majority of the capital stock of Babcock & Wilcox mPower, Inc. or a majority of the membership interests in Babcock & Wilcox Modular Reactors, LLC or in Generation mPower, LLC, (“GmP”), or (b) all or a majority of the assets of the mPower small modular reactor business. In addition, if Executive’s employment is terminated under certain circumstances described below before the expiration of the Agreement Term, Executive will be entitled to the compensation and benefits detailed below in Paragraph 4.

1.	Agreement Term. The term of this Agreement shall commence on the date this Agreement is fully executed by the Parties and shall continue until the earlier of (i) the date Executive’s employment is terminated with the Employer, the Company and all of their respective Affiliates (the “Termination Date”), or (ii) the later of (a) the day before the second anniversary of the date this Agreement is fully executed by Parties, or (b) the expiration of the Transition Period as defined in Paragraph 3 below (the “Agreement Term”).

2.	Compensation and Benefits During the Agreement Term. Except as otherwise provided in Paragraph 3 below, during the Agreement Term Executive shall be entitled to the following compensation and benefits:

(a)	Base Salary. Effective November 13, 2013, Executive’s initial annualized base salary shall be $430,000.00 (Four Hundred Thirty Thousand Dollars), and shall be increased to $455,000.00 (Four Hundred Fifty Five Thousand Dollars) and $485,000.00 (Four Hundred Eighty Five Thousand Dollars) effective April 1, 2014 and April 1, 2015, respectively.

(b)

Benefits. Subject to the terms and conditions of the applicable plans, Executive and, if permitted by the applicable plan, his eligible dependents, will continue to be participants in the employer-sponsored welfare benefit plans and The Babcock & Wilcox Company Thrift Plan (the “Employee Plans”), and will receive such other benefits which senior executives of the Company generally receive from time to time, including participation in the financial planning services program, the Supplemental Executive Retirement Plan (“SERP”) and the Defined Contribution Restoration Plan (the “Restoration Plan”), but excluding participation in The Babcock & Wilcox Executive Severance Plan and, subject to subparagraph (d) of this Paragraph 2, The Babcock & Wilcox Long Term Incentive Plan (“LTIP”). Executive acknowledges that the Company may change its benefit programs in which senior executive officers of the Company participate from time to time, and that such changes may result in certain benefit programs in which senior executive officers of the Company participate being amended or terminated.

(c)	Annual Incentive Compensation. During the Agreement Term, Executive will be eligible for participation in The Babcock & Wilcox Company Executive Incentive Compensation Plan (“EICP”). If a target award is generated under the EICP, Executive’s award would be 70% of the base salary paid to Executive during the applicable performance measurement period, effective for the full 2013 performance measurement period and each annual performance measurement period thereafter.

(d)	Equity Awards. On the date this Agreement is fully executed by the Parties, Executive shall be granted an equity award under LTIP valued at $800,000.00 (Eight Hundred Thousand Dollars). Such award shall be comprised of Restricted Stock Units (“RSUs”) and Performance Restricted Stock Units (“PRSUs”) as described in Clauses 1) and 2) below. The number of Units granted shall be calculated based on the average of the closing price of a share of common stock of the Company during the thirty (30) calendar day period ending on the business day immediately preceding the date of grant. Executive shall not be entitled to receive any other equity awards during the Agreement Term.

1)	RSUs. Executive shall receive a grant of RSUs valued at $400,000.00 (Four Hundred Thousand Dollars) on the date of grant. The terms and conditions of this RSU award are set forth in Exhibit A which is attached hereto and incorporated herein by reference.

2)	PRSUs. Executive shall receive a grant of PRSUs valued at $400,000.00 (Four Hundred Thousand Dollars) on the date of grant. The terms and conditions of this PRSU award are set forth in Exhibit B which is attached hereto and incorporated herein by reference.

3.	Employment, Compensation and Benefits Payable Following a Transaction. If a Transaction occurs and Executive is not employed (as an employee or independent contractor) by the purchaser or one of its subsidiaries or affiliates pursuant to an Agreed-Upon Employment Arrangement (as defined in Paragraph 13), then at the discretion of the Employer, executive’s employment may be terminated or Executive may continue to be employed by the Employer for a maximum of eighteen (18) months from the Effective Date of such Transaction (the “Transition Period”). If continued, Executive’s employment with the Employer and its Affiliates shall terminate no later than the last day of such eighteen month period. If Employer elects not to continue the employment of Executive or Executive’s employment terminates during or upon the expiration of the Transition Period, he shall be entitled to the compensation and benefits described in Paragraph 4. During the period beginning on the thirty-first day of the Transition Period Executive shall be entitled to the following compensation and benefits:

(a)	Base Salary. Executive’s annualized base salary during the Transition Period shall be $500,000.00 (Five Hundred Thousand Dollars).

(b)	Benefits. Subject to the terms and conditions of the applicable plans, Executive and, if permitted by the applicable plan, his eligible dependents, will continue to be participants in the Employee Plans, and will receive such other benefits which senior executives of the Company generally receive from time to time, including participation in the financial planning services program, SERP, the Restoration Plan and LTIP, but excluding participation in The Babcock & Wilcox Executive Severance Plan. Executive acknowledges that the Company may change its benefit programs in which senior executive officers of the Company participate from time to time, and that such changes may result in certain benefit programs in which senior executive offices of the Company participate being amended or terminated.

(c)	Annual Incentive Compensation. Executive will be eligible for participation in the EICP. If a target award is generated under the EICP, Executive’s award would be 100% of the base salary paid to Executive during the period beginning on the thirty-first day of the Transition Period and continuing through any applicable performance measurement period.

4.	Compensation and Benefits Payable Upon Termination of Employment. Subject to the provisions of Paragraph 9 below, upon termination of Executive’s employment during the Agreement Term, Executive will be entitled to receive the benefits specified in subparagraph (a) or (b) of this Paragraph 4; provided Executive has executed and delivered (x) the release agreement attached hereto as Exhibit C as provided in paragraph (f) thereof and such release is no longer subject to revocation (unless Executive’s employment terminates by reason of his death), and (y) if a Transaction has occurred the transaction declaration attached hereto as Exhibit D. For the avoidance of doubt, Executive shall be entitled to receive the “Accrued Compensation and Benefits” as defined in subparagraph (a) below whether or not he executes such release agreement. Executive expressly waives any right to receive severance benefits under any severance plan, policy or arrangement of the Company or the Employer, including but not limited to The Babcock & Wilcox Company Executive Severance Plan, during the term of the Agreement.

(a)

Termination for Cause or Resignation Without Good Reason. If Executive’s employment is terminated for Cause or Executive resigns without Good Reason during the Agreement Term, Executive will not be entitled to receive any base salary or incentive compensation or to participate in any Employee Plans or other benefit programs or arrangements with respect to future periods after the date of such termination or resignation, except for the right to receive (i) accrued but unpaid base salary through the date of termination of employment, to be paid in accordance with the Company’s normal payroll practices, (ii) payment for accrued but unused vacation through the date of termination of employment, (iii) any unreimbursed business expenses incurred by the Executive prior to the date of termination (to be paid in accordance with Company’s normal expense reimbursement practices) and (iv) benefits to which the Executive is entitled under the terms of the Company’s plans, programs and arrangements in which the Executive participated prior to the date of his termination of employment, including, without limitation, the Employee Plans, SERP, Restoration Plan, EICP and LTIP (in accordance with the terms thereof) but excluding any severance plan (sub-clauses (i) through (iv) of this Paragraph 4(a), collectively, the “Accrued Compensation and Benefits”). Any unvested portion of any previously granted and still outstanding awards under The Babcock & Wilcox Company Long Term Incentive Plan and any unvested portion of the grants of RSUs and PRSUs described in Paragraph 2(d) shall be forfeited.

(b)	Termination Without Cause, Resignation for Good Reason. If Executive’s employment is terminated during the Agreement Term (i) by the Employer without Cause, (ii) by Executive for Good Reason, (iii) upon the last day of the eighteen month Transition Period (unless by the Company for Cause), or (iv) by reason of Executive’s death or Disability, Executive (or his beneficiary in the case of his death) will be entitled to receive the payments and benefits set forth in the following Clauses 1) through 7):

1)	The Accrued Compensation and Benefits;

2)	Payment of the actual amount of the bonus determined under the EICP for the prior calendar year (the “prior performance year”) if such bonus has not been paid as of the date Executive’s employment terminated, provided Executive’s termination occurs after the completion of such prior calendar year (the amount of the bonus for the prior performance year shall be determined under the EICP and paid on the same basis and at the same time as the determination and payment of the bonuses for the other senior executive officers participating in the EICP);

3)	If, during the Transition Period, Executive’s employment terminates prior to the end of a calendar year (the “transition performance year”), Executive shall be entitled to payment of the actual amount of pro-rated bonus determined under the EICP for such year but only as it relates to the Transition Period through the date of his termination (the amount of the bonus for the transition performance year shall be determined under the EICP and paid on the same basis and at the same time as the determination and payment of the bonuses for the other senior executive officers participating in the EICP);

4)	Any interest in any outstanding unvested equity awards granted under The Babcock & Wilcox Long Term Incentive Plan (“LTIP”) prior to the date of this Agreement or during the Transition Period which would otherwise be forfeited shall vest in accordance with the vesting schedule set forth in the applicable award agreement for termination of employment in connection with a reduction in force and shall be payable, in the case of Restricted Stock Units, within 30 days of the expiration of the revocation period described in paragraph (f) of Exhibit C and in the case of Performance Shares and Performance Restricted Stock Units, no later than March 15 of the calendar year following the close of the applicable performance measurement period. Any outstanding vested Options shall remain exercisable for the twelve (12) month period beginning on the Termination Date;

5)	Any outstanding unvested RSU’s granted pursuant to Paragraph 2(d)(1) above shall become fully vested on the Termination Date and shall be payable within 30 days of the vesting date(s) that would have applied if vesting had not been accelerated hereunder as provided in Exhibit A and any outstanding unvested PRSUs granted pursuant to Paragraph 2(d)(2) above shall vest and be payable as provided in Exhibit B;

6)	All of Executive’s interest in SERP and the Restoration Plan shall immediately vest and become non-forfeitable. Such interest shall be payable in accordance with the terms of SERP and the Restoration Plan; and

7)	Cash severance payments equal to two (2) times Executive’s annualized base salary on the Termination Date, payable in twelve (12) equal monthly installments. The first payment shall be made on the first day of the month coincident with or next following the expiration of the revocation period described in paragraph (f) of Exhibit C hereto, and the remaining installments shall be paid on the first day of each of the eleven calendar months thereafter. No payments shall be made under this Clause 7) if Executive’s employment is terminated during the Agreement Term in connection with a Transaction and Executive is retained by GmP or any successor or affiliate of GmP at any time during the 30-day period beginning on the Effective Date of such Transaction. In the event that Executive is not then employed (as an employee or independent contractor) by GmP or a successor or affiliate of GmP pursuant to an Agreed-Upon Employment Arrangement and is subsequently hired by GmP or a successor or affiliate of GmP within two (2) years of his Termination Date, any unpaid severance benefits otherwise payable pursuant to this Clause 7) shall be forfeited and Executive shall repay to the Company an amount equal to the cash severance payments received under this Clause 7).

(c)	Resignation from Certain Positions. Executive shall be deemed to have resigned (without any further action required by Executive) from all other offices and positions he holds with the Company, the Employer and any of their subsidiaries or affiliates and GmP effective on his Termination Date and such resignations shall be deemed to have been accepted.

5.

Confidentiality and Non-Disclosure. Executive acknowledges that the Company, the Employer and/or their Affiliates and Ventures have previously provided him with Confidential Information (as defined below) and will provide him with Confidential Information during the Agreement Term and the Transition Period, if applicable, and that the unauthorized disclosure of such Confidential Information will result in irreparable harm to the Company, the Employer and/or their Affiliates and Ventures. Executive further acknowledges that the preservation and protection of Confidential Information is an essential part of his employment with the Employer and that he has a duty of fidelity and trust to the Company, the Employer and their Affiliates and Ventures in handling Confidential Information. Executive shall not knowingly disclose or make available to any other person or entity, or use for his own personal gain, any Confidential Information. For purposes of this Agreement, the term “Confidential Information” means any and all information, data and knowledge that has been created, discovered, developed or otherwise become known to the Company or any of its Affiliates or Ventures, or in which property rights have been assigned or otherwise conveyed to the Company, the Employer or any of their Affiliates or Ventures, which information, data or knowledge has commercial value in the business in which the Company, the Employer or any of their Affiliates or unconsolidated joint ventures is engaged, except such information, data or knowledge that (a) becomes generally available to the public other than as a result of a violation of the terms of this Agreement, (b) is authorized by notice in writing from the Company for release by Executive, or (c) is required by law or legal process (in which case Executive shall notify the Company of such legal or judicial proceeding as soon as practicable following his receipt of notice of such a proceeding, and permit the Company to seek to protect its interests and information).

6.	Undertakings By Executive. Executive agrees that on the Termination Date he will immediately deliver to the Company (and will not keep in his possession, recreate or deliver to anyone else) all Confidential Information as well as all other devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, customer or client lists or information, or any other documents or property, in whatever medium stored (including all reproductions of the aforementioned items) belonging to the Company, the Employer or any of their Affiliates or Ventures, regardless of whether such items were prepared by Executive, and any credit cards, keys, access cards, calling cards, computer equipment and software, telephone, facsimile or other property of the Company, or any Affiliate or Venture. Executive further agrees that he shall provide such cooperation and support to the Company and its Affiliates as may be requested with respect to any matters that may arise following his termination of employment relating to a Transaction.

7.	Non-Solicitation And Non-Competition.

(a)	In consideration of the payments and promises provided under this Agreement, the sufficiency of which is expressly acknowledged, Executive agrees that during his employment with the Employer, and for the twenty-four (24) month period following the termination of such employment he shall not, without the prior written consent of the Company, directly or indirectly, (i) induce, entice or solicit (or attempt to induce, entice or solicit) any person who is an employee of the Company or any of its Affiliates or Ventures to leave the employment of the Company or any of its Affiliates or Ventures, (ii) solicit or attempt to solicit the business of any acquisition prospect of the Company or any of its Affiliates or Ventures with whom Executive had any actual contact while employed by the Company, the Employer or any of their Affiliates, or (iii) hire, engage, employ or assist any third party in hiring, engaging or employing any person who is at such time (or was at any time within six (6) months prior to the date of such employment or engagement) employed or engaged by the Company or any of its Affiliates or Ventures as an employee, agent, representative, consultant or independent contractor to perform any work or render any service similar or related to that provided by such person to the Company or any of its Affiliates or Ventures. The provisions of this Paragraph 7(a) shall not prohibit Executive from speaking with persons who respond to general advertisements or who contact a business with which Executive is affiliated through an independent recruiting firm that has not been directed to solicit interest from any person who is an employee of the Company, any of its Affiliates or Ventures.

(b)	In consideration of the payments and promises provided under this Agreement, the sufficiency of which is expressly acknowledged, Executive agrees that during his employment with the Employer and for the twenty-four (24) month period following the termination of such employment he will not, without the prior written consent of the Company (which consent may be granted or withheld in the Company’s sole discretion), acting alone or in conjunction with others, either directly or indirectly, engage in any business that is in competition with B&W mPower, Inc., GmP, Babcock & Wilcox Canada Ltd., or Babcock & Wilcox Nuclear Energy Inc. (collectively, the “Business”), or accept employment with or render services to such business as an officer, agent, employee, independent contractor or consultant, or otherwise engage in activities that are in competition with the Business. The foregoing restrictions of this Paragraph 7(b) shall not apply to the ownership by Executive of the shares of a company the stock of which is traded either on a national or regional stock exchange where Executive and any related party owns less than 1% (one percent) of the company.

(c)	In consideration of the payments and promises provided under this Agreement, the sufficiency of which is expressly acknowledged, Executive agrees that during his employment with the Employer and for the twenty-four (24) month period following the termination of such employment he will not perform any act, engage in any conduct or course of action or make or publish any adverse or untrue or misleading statement which has or may reasonably have the effect of demeaning the name or business reputation of the Company, an Affiliate or a Venture or which adversely affects or may reasonably be expected to adversely affect the best interests (economic or otherwise) of the Company, an Affiliate or a Venture.

(d)	The restrictions contained in subparagraphs (a) and (b) of this Paragraph 7 are geographically limited to areas or territories within the United States or in any foreign country where the Business engages (or has definite plans to engage) in operations or the marketing of its products or services on the date of termination of employment.

(e)	Executive acknowledges that he has received valuable consideration from the Company as provided in this Agreement for the release set forth in Exhibit C, the declaration set forth in Exhibit D and the covenants and undertakings set forth in Paragraphs 5, 6 and 7, that the consideration provided by the Company gives rise to an interest of the Company and its Affiliates and Ventures in restraining Executive from engaging in certain conduct described in Paragraphs 5, 6 and 7 of this Agreement and that the restrictive covenants and undertakings are designed to enforce Executive’s consideration or return promises under this Agreement. Additionally, Executive acknowledges that the restrictive covenants contain limitations as to time, geographical area, and scope of activity to be restrained that are reasonable and do not impose a greater restraint than is necessary to protect the Company’s relationship with its customers, goodwill or other legitimate business interests of the Company and its Affiliates and Ventures, including, but not limited to, the Company’s and its Affiliates’ and Ventures’ need to protect their Confidential Information. The Company may notify any person or entity employing or contracting with Executive or evidencing an intention of employing or contracting with Executive of the existence and provisions of this Agreement.

8.	Enforcement of Covenants and Undertakings. In the event the Company determines reasonably and in good faith that Executive has materially breached, or has attempted or threatened to materially breach any term of Paragraph 5, 6 or 7 of this Agreement, in addition to any other remedies at law or in equity the Company may have available to it, it is agreed that the Company shall be entitled, upon application to any court of competent jurisdiction, to a temporary restraining order or preliminary injunction (without the necessity of (a) proving irreparable harm, (b) establishing that monetary damages are inadequate, or (c) posting any bond with respect thereto) against Executive prohibiting such breach or attempted or threatened breach by proving only the existence of such breach or attempted or threatened material breach.

9.	Repayment and Forfeiture. Executive agrees that in the event that he (a) materially breaches any term of Paragraph 5, 6 or 7 of this Agreement, (b) challenges the validity of all or any part of Paragraphs 5, 6 or 7 and all or any part of Paragraphs 5, 6 or 7 is found as a result of such challenge to be invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction, or (c) engaged in any activity during the Agreement Term that would have constituted Cause, in addition to any other remedies at law or in equity the Company may have available to it, (i) Executive shall repay to the Company the net, after tax proceeds of any compensation paid under Paragraph 2(d) and 4(b) of this Agreement (other than the “Accrued Compensation and Benefits”), (ii) any unsold shares of Company common stock distributed pursuant to Paragraph 2(d) shall be cancelled, (iii) any remaining cash severance payments otherwise payable pursuant to Paragraph 4(b)(5) shall be forfeited, and (iv) any RSUs or PRSUs granted pursuant to Paragraph 2(d) that remain outstanding following the termination of Executive’s employment with the Company shall be forfeited. Any repayment and/or forfeiture provisions in any of the Company’s underlying plan documents, LTIP award agreements or other Company policies shall continue in full force and effect. Executive agrees that all payments under this Agreement (including, without limitation, the base salary and all incentive compensation, if and to the extent subject to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), will be subject to any other forfeiture or repayment required under the Dodd-Frank Act and regulations and rulings issued thereunder.

10.	Miscellaneous Provisions.

(a)	Failure on the part of the Company, the Employer or Executive at any time to insist on strict compliance by the other party with any provisions of this Agreement shall not constitute a waiver of either party’s obligations in respect thereof, or of either party’s right hereunder to require strict compliance therewith in the future.

(b)	The obligations set forth in this Agreement are severable and divisible, and the unenforceability of any clause or portion thereof shall not affect the enforceability of the remainder of such clause or of any other obligation contained herein.

(c)

The Company and the Employer shall be entitled to withhold from amounts payable under this Agreement such Federal, state, local, foreign or excise taxes as shall be required or permitted to be withheld pursuant to applicable law or regulation. Executive acknowledges that other than the Employer and the Company’s obligation to withhold and remit applicable income and/or employment taxes and pay their respective share of any applicable payroll taxes, Executive is solely responsible for any and all taxes, interest and penalties that may be imposed with respect to the payments and benefits provided under this Agreement. The Company encourages Executive to obtain independent advice with respect to the tax consequences of this Agreement.

(d)	It is the intent of the parties that the provisions of this Agreement either comply with Code Section 409A and the Treasury regulations and guidance issued thereunder or that one or more elements of compensation or benefits be exempt from Code Section 409A. Accordingly, the parties intend that this Agreement be interpreted and operated in a manner consistent with such requirements in order to avoid the application of penalty taxes under Code Section 409A to the extent reasonably practicable. Any payments under this Agreement that may be excluded from Section 409A under the short-term deferral and separation pay exemptions shall be excluded to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Executive expressly acknowledges that he is a “specified employee” (within the meaning of Code Section 409A) and any payments under this Agreement triggered by his “separation from service” (within the meaning of Code Section 409A) that are not exempt from Code Section 409A are subject to the six month delay required under Code Section 409A. The Company shall neither cause nor permit: (i) any payment, benefit or consideration to be substituted for a benefit that is payable under this Agreement if such action would result in the failure of any amount that is subject to Code Section 409A to comply with the applicable requirements of Code Section 409A; (ii) any payment subject to Code Section 409A to be accelerated or deferred in violation of Code Section 409A; or (iii) any adjustments to any equity interest to be made in a manner that would result in the equity interest’s becoming subject to Code Section 409A unless, after such adjustment, the equity interest is in compliance with the requirements of Code Section 409A to the extent applicable. The termination of Executive’s employment hereunder is intended to constitute a “separation from service” for purposes of Code Section 409A and a termination of Executive’s employment for Cause or resignation for Good Reason are intended to constitute an “involuntary separation from service” for purposes of Code Section 409A.

(e)	Captions contained in this Agreement are for reference purposes only, and are not intended by either party to describe, interpret, define, broaden or limit the scope, extent or intent of this Agreement or any of its provisions.

(f)	All notices and other communications provided for by this Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered by hand, (b) sent by facsimile or email to the facsimile number or email address given below, provided that a copy is also sent by a nationally recognized overnight delivery service, (c) the day after being sent by a nationally recognized overnight delivery service, or (d) three days after being mailed by United States Certified Mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive: At his most recent address on file with the Company

If to the Company:

13024 Ballantyne Corporate Place, Suite 700

Charlotte, NC 28277

Attn: General Counsel

Facsimile: 704-625-4830

Or to such other address as Executive or the Company may hereafter specify in a notice furnished in writing in accordance with this Paragraph 10(f).

(g)	Executive and the Company acknowledge that the employment of Executive by the Company is “at will,” subject to the Executive’s and Company’s respective rights and obligations under this Agreement.

11.	Entire Agreement. The Parties agree and acknowledge that this Agreement contains and comprises the entire agreement and understanding between the Parties, that no other representation, promise, covenant or agreement of any kind whatsoever has been made to cause any party to execute this Agreement, and that all agreements and understandings between the Parties are embodied and expressed in this Agreement. The Parties also agree that the terms of this Agreement shall not be amended or changed except in writing and signed by Executive and a duly authorized agent of the Company and the Employer. The Parties to this Agreement further agree that this Agreement shall be binding on and inure to the benefit of Executive and the Company, their respective successors, assigns, the Releasees (as defined in Exhibit C), the Affiliates and the Ventures, each as defined in this Agreement. Any other agreements or understandings between the parties, whether written or oral, are hereby null and void. For the avoidance of doubt, if Employee is or becomes entitled to payments and benefits under Paragraph 4 of this Agreement and the Change in Control Agreement between the Company and Employee, dated as of November 8, 2013 (as may be amended or replaced, the “Change in Control Agreement”), Employee will receive payments and benefits only under Paragraph 9 of this Agreement (and not under the Change in Control Agreement).

12.	Applicable Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of North Carolina, but without giving effect to the principles of conflict of laws of such State. The parties agree that venue and jurisdiction for any litigation arising out of or related to this Agreement or regarding the validity of this Agreement shall lie with a court of competent jurisdiction in Charlotte, North Carolina.

13.	Defined Terms. In addition to the terms defined elsewhere herein, the following terms will have the following meanings when used herein with initial capital terms:

(a)

“Agreed-Upon Employment Arrangement” shall mean a mutually-agreed upon employment agreement and/or other agreement to which Executive and a purchaser or other entity causing a Transaction (or one of its subsidiaries or affiliates) are parties and which pertains to Executive’s employment with purchaser and/or such other entity following a Transaction. For avoidance of doubt, an employment agreement and/or other agreement shall not constitute an “Agreed-Upon Employment Arrangement” unless agreed to by Executive in his sole discretion and nothing herein shall require or obligate Executive to enter into any such agreement or arrangement if Executive determines for any reason or no reason not to do so.

(b)	“Affiliate” means an affiliate of the Company, GmP or any member of GmP, as the context requires, within the meaning of Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934.

(c)	“Cause” shall mean:

(i)	the willful and continued failure of Executive to perform substantially Executive’s duties with the Company or an Affiliate or Venture (occasioned by reason other than physical or mental illness or disability of Executive) after a written demand for substantial performance is delivered to Executive by the Compensation Committee of the Board of Directors of the Company or the Chief Executive Officer of the Company which specifically identifies the manner in which the Compensation Committee of the Board of Directors of the Company or the Chief Executive Officer believes that Executive has not substantially performed him duties, after which Executive shall have thirty days to defend or remedy such failure to substantially perform him duties;

(ii)	the willful engaging by Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company;

(iii)	the conviction of Executive with no further possibility of appeal for, or plea of guilty or nolo contendere by Executive to, any felony;

(iv)	the violation by Executive of any of the guidelines set forth in the Guidelines for GmP Executive External or Internal Decision Making during the Strategic Evaluation Process set forth in the October 3, 2013 memorandum from J. Ferland to the GmP Leadership Team;

(v)	the violation by Executive of the Company’s business ethics and compliance program; or

(vi)	material misrepresentation, fraud, gross negligence or willful misconduct by Executive in connection with a Transaction.

The cessation of employment of Executive under subparagraph (i) and (ii) above shall not be deemed to be for “Cause” unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of a majority of the entire membership of the Compensation Committee of the Board of Directors of the Company at a meeting of such Committee called and held for such purpose (after reasonable notice is provided to Executive and he is given an opportunity, together with his counsel, to be heard before such Committee), finding that, in the good faith opinion of such Committee, Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

(d)	“Disability” shall mean a medically determinable physical or mental impairment that renders Executive unable to engage in any substantial gainful activity and that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, as reasonably determined by the Company in its sole discretion.

(e)	“Effective Date” of a Transaction shall mean the final closing date of each sale that results in the completion of a Transaction.

(f)	“Good Reason” shall mean any one or more of the following events:

(i)	a material diminution in the duties or responsibilities of Executive during the Agreement Term, but prior to the Transition Period, provided that a decrease in funding of the B&W mPower program shall not constitute a material diminution in the duties or responsibilities of Executive unless the Company’s consolidated actual aggregate mPower program funding contribution for research and development and selling, general and administrative expenses are less than $ million during any consecutive twelve month period;

(ii)	the failure by the Company to pay, or a material reduction in, Executive’s annual base salary as in effect on the date of this Agreement or as same is to be increased from time to time pursuant to this Agreement;

(iii)	except as otherwise provided in this Agreement, the failure by the Company to continue in effect any compensation plan in which Executive participates under this Agreement which is material to Executive’s total compensation, unless a comparable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue Executive’s participation therein (or in a substitute or alternative plan) on a basis not materially less favorable than existed on the date hereof, unless the action by the Company applies to all similarly situated employees;

(iv)	except as otherwise provided in this Agreement, the failure by the Company to continue to provide Executive with material benefits in the aggregate that are substantially similar to those enjoyed by Executive under any of the Company’s (or its Affiliates) pension, savings, life insurance, medical, health and accident, or disability plans in which Executive was participating on the date hereof if such benefits are material to Executive’s total compensation, the taking of any other action by the Company which would directly or indirectly materially reduce any of such benefits or deprive Executive of any fringe benefit enjoyed by Executive on the date hereof if such fringe benefit is material to Executive’s total compensation, unless the action by the Company applies to all similarly situated employees; or

(v)	a change in the location of Executive’s principal place of employment with the Company by more than 50 miles from Charlotte, North Carolina, without Executive’s consent.

If any of the events in subparagraphs (i) through (v) above occurs (each, an “Event”), Executive shall give Company written notice (“Executive Notice”) within 90 days following Executive’s knowledge of an Event that Executive intends to terminate employment as a result. The company shall have 30 days following receipt of the Executive Notice in which to cure the Event. If the Company does not take such action within that time, the Event shall constitute Good Reason. If Executive does not provide the Executive Notice within 90 days as required above then the Event shall not constitute Good Reason, and thereafter, for purposes of determining whether Executive has Good Reason, Executive’s terms and conditions of employment after the occurrence of the Event shall be substituted for those terms and conditions of Executive’s employment in effect immediately prior to the date of this Agreement.

(g)	“Venture” means an entity in which the Company or an Affiliate has a management or voting interest.

I HAVE READ THE FOREGOING AGREEMENT, FULLY UNDERSTAND IT AND HAVE VOLUNTARILY EXECUTED IT ON THE DATE WRITTEN BELOW, SIGNIFYING THEREBY MY ASSENT TO, AND WILLINGNESS TO BE BOUND BY, ITS TERMS:

Date: December 17, 2013	By:	/s/ Christofer M. Mowry
Christofer M. Mowry

Before me, a Notary Public in and for Mecklenburg County, North Carolina, personally appeared the above-named Christofer M. Mowry, who acknowledged that he did sign the foregoing instrument, and that the same is his free act and deed.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal at Charlotte, North Carolina, this 17th day of December, 2013.

/s/ Wendy A. Walters
NOTARY PUBLIC

The Babcock & Wilcox Company

Date: December 17, 2013	By:	/s/ E. James Ferland
E. James Ferland, President and Chief Executive Officer

Before me, a Notary Public in and for Mecklenburg County, North Carolina, personally appeared the above-named The Babcock & Wilcox Company through E. James Ferland, its President and Chief Executive Officer, who acknowledged that s/he did sign the foregoing instrument for and on behalf of The Babcock & Wilcox Company, and that the same is the free act and deed of The Babcock & Wilcox Company and the free act and deed of such officer as its agent.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal at Charlotte, North Carolina, this 17th day of December, 2013.

/s/ Barbara Armstrong
NOTARY PUBLIC

EXHIBIT A

RESTRICTED STOCK UNITS

GRANT AGREEMENT

Effective on the commencement of the Agreement (the “Date of Grant”), the Compensation Committee of the Board of Directors (the “Committee”) of The Babcock & Wilcox Company (“B&W”) awarded you a grant of restricted stock units (“RSUs”) under the 2010 Long-Term Incentive Plan of B&W, as amended and restated February 22, 2011 (the “Plan”). The provisions of the Plan are incorporated herein by reference.

Any reference or definition contained in this Grant Agreement shall, except as otherwise specified, be construed in accordance with the terms and conditions of the Plan and all determinations and interpretations made by the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive on you and your legal representatives and beneficiaries. The term “B&W” as used herein with reference to employment shall include Affiliates of B&W. Whenever the words “you or your” are used in any provision hereof under circumstances where the provision should logically be construed to apply to the beneficiary, estate, or personal representative, to whom any rights under this Grant Agreement may be transferred by will or by the laws of descent and distribution, it shall be deemed to include such person. The term “Agreement” refers to the Retention Agreement pursuant to which this grant of RSUs is being made to you.

Restricted Stock Units

RSU Award. You have been awarded RSUs. Each RSU represents a right to receive one share of B&W common stock on the Vesting Date, as set forth in the “Vesting Requirements” paragraph below.

Vesting Requirements. Subject to the “Forfeiture of RSUs” provision below, RSUs do not provide you with any rights or interest therein until they become vested under one or more of the following circumstances (each a “Vesting Date”):

(i)	in one-third (1/3) increments on the first, second and third anniversaries of the November 13, 2013 provided your employment has not been terminated for Cause (as defined in the Agreement) or you have not resigned without Good Reason (as defined in the Agreement) as of the applicable anniversary;

(ii)	100% of the then remaining outstanding RSUs on the earliest to occur, prior to the third anniversary of the Date of Grant, of: (a) the date your employment is terminated by B&W for reasons other than Cause or you resign for Good Reason, (b) your date of death, (c) your Disability (as defined in the Agreement) or (d) termination of employment upon the last day of the eighteen month Transition Period (unless by the Company for Cause).

Forfeiture of RSUs. In the event your employment is terminated for Cause or you resign without Good Reason prior to a Vesting Date, any unvested RSUs granted hereunder shall be forfeited.

In the event that (a) you are convicted of (i) a felony or (ii) a misdemeanor involving fraud, dishonesty or moral turpitude, (b) you materially breach the provisions of Paragraphs 5, 6 or 7 of the Agreement, (c) you engage in any activity during the Agreement Term that would have constituted Cause, (d) you engage in conduct that adversely affects or may reasonably be expected to adversely affect the business reputation or economic interests of B&W, or (e) you fail to deliver in connection with a Transaction the declaration attached to the Agreement as Exhibit D thereto, as determined in the reasonable judgment of the Committee, then all RSUs and all rights or benefits awarded to you under this grant of RSUs are forfeited, terminated and withdrawn immediately upon such conviction or notice of such determination. The Committee shall have the right to suspend any and all rights or benefits awarded to you hereunder pending its investigation and final determination with regard to such matters. The forfeiture provisions of this paragraph are in addition to the provisions under the heading “Clawback Provisions” below and the provisions of Paragraph 9 of the Agreement.

Settlement of RSUs. RSUs shall be settled in shares of B&W common stock, which shares shall be distributed within 30 days after the applicable Settlement Date. With respect to RSUs that vest in accordance with clause (i) of the section entitled “Vesting Requirements”, “Settlement Date” means the applicable Vesting Date. With respect to RSUs that vest in accordance with clause (ii) of such section, “Settlement Date” means the date(s) such RSUs would have vested under clause (i) assuming your employment with B&W continued through such dates.

Dividend, Voting Rights and Other Rights. You shall have no rights of ownership in the shares of B&W common stock underlying the RSUs and shall have no right to vote such shares until the date on which the shares are transferred to you pursuant hereto. To the extent that cash dividends are otherwise paid with respect to shares of B&W common stock, dividend equivalents will be credited with respect to the shares underlying the RSUs and shall be deferred (with no earnings accruing) until and paid contingent upon the vesting of the related RSUs and paid at the same time the underlying shares are transferred to you.

Taxes

You will realize income in connection with this RSU grant in accordance with the tax laws of the jurisdiction that is applicable to you. You should consult your tax advisor as to the federal and/or state income tax consequences associated with this RSU grant as it relates to your specific circumstances.

By acceptance of this letter, you agree that any amount which B&W is required to withhold on your behalf, including state income tax and FICA withholding, in connection with income realized by you under this grant or as otherwise required under applicable law will be satisfied by withholding whole units or shares having an aggregate fair market value as near equal in value but not exceeding the amount of such required tax withholding, unless the Committee determines to satisfy the statutory minimum withholding obligation by another method permitted by the Plan.

Regardless of the withholding method, you will promptly pay to B&W the amount of income tax which B&W is required to withhold in connection with the income realized by you in connection with this grant and, unless prohibited by applicable law, that you hereby authorize B&W to withhold such amount, in whole or in part, from subsequent salary payments, without further notice to you.

Transferability

RSUs granted hereunder are non-transferable other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order.

Securities and Exchange Commission Requirements

If you are a Section 16 insider, this type of transaction must be reported on a Form 4 before the end of the second (2nd) business day following the Date of Grant. Please be aware that if you are going to reject the grant, you should do so immediately after the Date of Grant to avoid potential Section 16 liability. Please advise Kathy Peres and Angie Winter immediately by e-mail, fax or telephone if you intend to reject this grant. Absent such notice of rejection, B&W will prepare and file the required Form 4 on your behalf within the required two business day deadline.

If you are covered by these requirements you will have already been advised of your status. If you become a Section 16 insider at some future date, reporting will be required at that time. If Section 16 applies to you, you are also subject to Rule 144. This Rule is applicable only when the shares are sold, so you need not take any action under Rule 144 at this time.

Clawback Provisions

Recovery of RSUs. In the event that B&W is required to prepare an accounting restatement due to the material noncompliance of B&W with any financial reporting requirement under the U.S. federal securities laws as a result of fraud (a “Restatement”) and the Board reasonably determines that you knowingly engaged in the fraud, B&W will have the right to recover the RSUs granted during the three-year period preceding the date on which the Board or B&W, as applicable, determines it is required to prepare the Restatement (the “Three-Year Period”), or vested in whole or in part during the Three-Year Period, to the extent of any excess of what would have been granted to or would have vested for you under the Restatement.

Recovery Process. In the event a Restatement is required, the Board, based upon a recommendation by the Committee, will (a) review the RSUs either granted or vested in whole or in part during the Three-Year Period and (b) in accordance with the provisions of this Agreement and the Plan, will take reasonable action to seek recovery of the amount of such RSUs in excess of what would have been granted to or would have vested for you under the Restatement (but in no event more than the total amount of such RSUs), as such excess amount is reasonably determined by the Board in its sole discretion, in compliance with Section 409A of the Code. There shall be no duplication of recovery under Article 19 of the Plan and any of 15 U.S.C. Section 7243 (Section 304 of The Sarbanes-Oxley Act of 2002) and Section 10D of the Exchange Act. These clawback provisions are in addition to the forfeiture provisions contained under the heading “Forfeiture of RSUs” above and the provisions of Paragraph 9 of the Agreement.

Other Information

Neither the action of B&W in establishing the Plan, nor any action taken by it, by the Committee or by your employer, nor any provision of the Plan or this Agreement shall be construed as conferring upon you the right to be retained in the employ of B&W

EXHIBIT B

PERFORMANCE RESTRICTED STOCK UNITS

GRANT AGREEMENT

Effective on the commencement of the Agreement (the “Date of Grant”), the Compensation Committee of the Board of Directors (the “Committee”) of The Babcock & Wilcox Company ( “B&W”) awarded you a grant of performance-based restricted stock units (“PRSUs”) under the 2010 Long-Term Incentive Plan of B&W, as amended and restated February 22, 2011 (the “Plan”). The provisions of the Plan are incorporated herein by reference.

Any reference or definition contained in this Grant Agreement shall, except as otherwise specified, be construed in accordance with the terms and conditions of the Plan and all determinations and interpretations made by the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive on you and your legal representatives and beneficiaries. The term “B&W” as used herein with reference to employment shall include Affiliates (as defined in the agreement) of B&W. Whenever the words “you or your” are used in any provision hereof under circumstances where the provision should logically be construed to apply to the beneficiary, estate, or personal representative, to whom any rights under this Grant Agreement may be transferred by will or by the laws of descent and distribution, it shall be deemed to include such person. The term “Agreement” refers to the Retention Agreement pursuant to which this grant of PRSUs is being made to you.

Performance RSUs

PRSU Award. You have been awarded an initial number of performance-based restricted stock units (the “Initial PRSUs”). These PRSUs represent a right to receive shares of B&W common stock, calculated as described below, provided the applicable performance measures and vesting requirements set forth in this Agreement have been satisfied. No shares are awarded or issued to you on the Date of Grant.

Vesting Requirements. Subject to the “Forfeiture of PRSUs” provision below, PRSUs do not provide you with any rights or interest therein until they become vested under one of the following circumstances (the “Vesting Date”):

(i)	On November 13, 2015, provided you are employed by B&W on that date; or

(ii)	On the six month anniversary of the date your employment with B&W terminates, if such termination occurs prior to the second anniversary of the Date of Grant and is due to termination by B&W for reasons other than Cause (as defined in the Agreement), your resignation with Good Reason (as defined in the Agreement), your death or Disability (as defined in the Agreement).

The number of PRSUs in which you vest on the Vesting Date is determined as described in the “Number of PRSUs” section below.

Forfeiture of PRSUs. Unless your employment is terminated by B&W without Cause, you resign for Good Reason or your employment terminates due to death or disability, Performance RSUs which are not vested on the date of termination of employment with B&W, will be forfeited coincident with such termination of employment.

In the event that (a) you are convicted of (i) a felony or (ii) a misdemeanor involving fraud, dishonesty or moral turpitude, (b) you materially breach the provisions of Paragraph 5, 6 or 7 of the Agreement, (c) you engage in any activity during the Agreement Term that would have constituted Cause, (d) you engage in conduct that adversely affects or may reasonably be expected to adversely affect the business reputation or economic interests of B&W, or (e) you fail to deliver in connection with a Transaction the declaration attached to the Agreement as Exhibit D, as determined in the reasonable judgment of the Committee, then all PRSUs and all rights or benefits awarded to you under this grant of PRSUs are forfeited, terminated and withdrawn immediately. The Committee shall have the right to suspend any and all rights or benefits awarded to you hereunder pending its investigation and final determination with regard to such matters. The forfeiture provisions of this paragraph are in addition to the provisions under the heading “Clawback Provisions” below and Paragraph 9 of the Agreement.

Number of PRSUs. The number of PRSUs in which you will vest under this Agreement, if any, will be determined as of the end of the Performance Measurement Period, based on the percentage of the membership interests of GmP sold in connection with a “Transaction” (as defined below) during the Performance Measurement Period, the “Cash Consideration” (as defined below) received in connection with a Transaction and the “Implied Value” of the mPower small modular reactor business (as defined below) of such Transaction.

“Cash Consideration” means the total amount of cash and the fair market value of other property paid or payable (including amounts paid into escrow (to the extent released to the Company)) to the Company in connection with each Transaction during the Performance Measurement Period. If B&W has agreed as part of a Transaction that the Consideration is subject to increase by contingent payments related to future events, the Number of PRSUs shall be calculated and vest taking into account such payments as and when they are actually made to the extent made prior to the end of the Performance Measurement Period; provided, that in the event any such payments are received after the Performance Measurement Period but prior to December 31, 2015 as a result of any events related to the mPower design certification submittal (including, but not limited to, docketing) to the U.S. Nuclear Regulatory Commission, Executive shall be entitled to a true-up of the number of PRSUs earned as if all such payments were received prior to the end of the Performance Measurement Period. The number of PRSUs earned as a result of the true-up in the preceding sentence shall be distributed as soon as administratively practical after the Company receives such payments, but in no event later than March 15 following the end of the calendar year in which the payment is received. For purposes of determining the fair market value of any non-cash Consideration, such determination shall be made by the Board of Directors or the Committee in good faith. To the extent the Transaction includes tangible and/or intangible assets not specifically relating to the development and commercialization of the mPower small modular reactor business (“Non-mPower Assets”), Cash Consideration shall exclude the amount of cash or fair market value of other property paid or payable to the Company relating to such Non-mPower Assets (“Non-mPower Consideration”). Unless otherwise expressly agreed to by the parties to the Transaction, the value of any Non-mPower Consideration shall be made by the Board of Directors or the Committee in good faith.

“Implied Value” means the amount determined by applying the following formula:

Aggregate Cash Consideration for All Transactions	x	100
Aggregate Percentage of GmP Membership Interests Sold

For example, if 30% of GmP is sold in connection with Transactions with aggregate cash consideration of $150 million, the Implied Value is (150,000,000/30) x 100, or $500 million.

“Performance Measurement Period” means the period beginning on the date the Agreement is fully executed by the Parties and ending on the applicable Vesting Date.

“Transaction” means (for purposes of this Grant Agreement) a transaction or a series of transactions that results in the sale or disposition of all or a portion of B&W’s ownership interests in (a) (i) Babcock & Wilcox Modular Reactors, LLC, (ii) GmP, (iii) the capital stock of Babcock & Wilcox mPower, Inc., or (iv) any combination thereof, or (b) all or a portion of the assets of the mPower small modular reactor business, with an Effective Date within the Performance Measurement Period. For purposes of the Grant Agreement, a “sale or disposition” shall include a recapitalization or similar transaction whereby B&W receives Cash Consideration with respect to its ownership in any of the foregoing entities or assets and its resulting ownership interest percentage in any of the foregoing entities is decreased.

The number of PRSUs that vest upon the expiration of the Performance Measurement Period is the applicable percentage of the Initial PRSUs, determined in accordance with the following matrix:

XXXXXXXXXX

To the extent the Transaction does not involve the sale or disposition of ownership interests in Babcock & Wilcox Modular Reactors, LLC, GmP, or Babcock & Wilcox mPower, Inc., the aggregate percentage interest of GmP transferred for purposes of this Grant Agreement will be determined by the Board of Directors or the Committee in good faith (it being the intention of the parties that a sale of the mPower small modular reactor business assets will cause the PRSUs to vest consistent with a sale of such membership interests or capital stock).

Vested percentages between the amounts shown in the matrix will be calculated by linear interpolation. The vested percentage will be 0% if less than 10% of the membership interests of GmP is sold as of the last day a Vesting Date could occur hereunder. In no event will a number of PRSUs greater that 200% of the Initial PRSUs vest hereunder.

Settlement of Performance RSUs. You will receive one share of B&W common stock for each PRSU that vests under this Agreement. Shares shall be distributed as soon as administratively practicable after the Vesting Date, but in no event later than March 15 following the end of the calendar year in which the Vesting Date occurs.

Dividend, Voting Rights and Other Rights. You shall have no rights of ownership in the shares of B&W common stock underlying the PRSUs and shall have no right to vote such shares until the date on which the shares are transferred to you pursuant hereto. To the extent that cash dividends are otherwise paid with respect to shares of B&W common stock, notional dividend equivalents will be credited with respect to the shares underlying the PRSUs (with no earnings accruing), and contingent upon the vesting of the related PRSUs shall be paid at the same time the underlying shares are transferred to you.

Taxes

You will realize income in connection with this PRSUs grant in accordance with the tax laws of the jurisdiction that is applicable to you. You should consult your tax advisor as to the federal and/or state income tax consequences associated with this Performance Share grant as it relates to your specific circumstances.

By acceptance of this grant, you agree that any amount which B&W is required to withhold on your behalf, including state income tax and FICA withholding, in connection with income realized by you under this grant or as otherwise required under applicable law will be satisfied by withholding whole units or shares having an aggregate fair market value as near equal in value but not exceeding the amount of such required tax withholding, unless the Committee determines to satisfy the statutory minimum withholding obligation by another method permitted by the Plan.

Regardless of the withholding method, you will promptly pay to B&W the amount of income tax which B&W is required to withhold in connection with the income realized by you in connection with this grant and, unless prohibited by applicable law, that you hereby authorize B&W to withhold such amount, in whole or in part, from subsequent salary payments, without further notice to you.

Transferability

Performance RSUs granted hereunder are non-transferable other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order.

Securities and Exchange Commission Requirements

If you are a Section 16 insider, this grant of PRSUs is not reportable on a Form 4 unless and until they become vested. At that time, the number of PRSUs ultimately awarded to you must be reported on a Form 4 before the end of the second (2nd) business day following the applicable Vesting Date. Please be aware that if you are going to reject the grant, you should do so immediately after the Date of Grant. Please advise Kathy Peres or Angie Winter immediately by e-mail, fax or telephone if you intend to reject this grant.

Those of you covered by these requirements will have already been advised of your status. Others may become Section 16 insiders at some future date, in which case reporting will be required in the same manner noted above. If Section 16 applies to you, you are also subject to Rule 144. This Rule is applicable only when the shares are sold, so you need not take any action under Rule 144 at this time.

Clawback Provisions

Recovery of PRSUs. In the event that B&W is required to prepare an accounting restatement due to the material noncompliance of B&W with any financial reporting requirement under the U.S. federal securities laws as a result of fraud (a “Restatement”) and the Board reasonably determines that you knowingly engaged in the fraud, B&W will have the right to recover the Performance RSUs granted during the three-year period preceding the date on which the Board or B&W, as applicable, determines it is required to prepare the Restatement (the “Three-Year Period”), or vested in whole or in part during the Three-Year Period, to the extent of any excess of what would have been granted to or would have vested for you under the Restatement.

Recovery Process. In the event a Restatement is required, the Board, based upon a recommendation by the Committee, will (a) review the Performance RSUs either granted or vested in whole or in part during the Three-Year Period and (b) in accordance with the provisions of this Agreement and the Plan, will take reasonable action to seek recovery of the amount of such Performance RSUs in excess of what would have been granted to or would have vested for you under the Restatement (but in no event more than the total amount of such Performance RSUs), as such excess amount is reasonably determined by the Board in its sole discretion, in compliance with Section 409A of the Code. There shall be no duplication of recovery under Article 19 of the Plan and any of 15 U.S.C. Section 7243 (Section 304 of The Sarbanes-Oxley Act of 2002) and Section 10D of the Exchange Act. These clawback provisions are in addition to the forfeiture provisions contained under the heading “Forfeiture of PRSUs” above and the provisions of Paragraph 9 of the Agreement.

Other Information

Neither the action of B&W in establishing the Plan, nor any action taken by it, by the Committee or by your employer, nor any provision of the Plan or this Agreement shall be construed as conferring upon you the right to be retained in the employ of B&W or any of its subsidiaries or affiliates.

EXHIBIT C

Release Agreement

This Release Agreement (the “Release Agreement”) is entered into by and between, and shall inure to the benefit of and be binding upon, Christofer M. Mowry (“Executive”) and The Babcock & Wilcox Company, a Delaware corporation (the “Company”).

RECITALS:

A. Reference is made to the Retention Agreement, dated             , 2013 (the “Agreement”), by and between the Company and Executive.

B. Execution and delivery of this Release Agreement by Executive is a condition to Executive’s right to receive certain payments and benefits under the Agreement.

C. Capitalized terms used and not defined herein shall have the meanings given to them in the Agreement.

In consideration of the mutual promises and obligations set forth herein and in the Agreement, Executive and the Company hereby agree as follows:

(a) In consideration of the foregoing, the adequacy of which is hereby expressly acknowledged, Executive hereby unconditionally and irrevocably releases and forever discharges, to the fullest extent applicable law permits, the “Releasees,” as defined below, from any and every action, cause of action, complaint, claim, demand, legal right, compensation, obligation, damages (including consequential, exemplary and punitive damages), liability, cost and/or expense (including attorney’s fees) that he has, may have or may be entitled to from or against the Releasees, whether legal, equitable or administrative, in any forum or jurisdiction, whether known or unknown, foreseen or unforeseen, matured or unmatured, which arises directly or indirectly out of, or is based on or related in any way to Executive’s employment with or termination of employment from the Company, its predecessors, successors and assigns and past, present and future Affiliates (as defined in Paragraph 13 of the Agreement), subsidiaries, divisions and parent corporations, including, without limitation, any such matter arising from the negligence, gross negligence or willful misconduct of the Releasees (together, the “Released Claims”); provided, however, that this release does not apply to any claims solely and specifically (i) arising after the date this Agreement is executed, (ii) for indemnification (including, without limitation, under the Company’s organizational documents or insurance policies) arising in connection with an action instituted by a third party against the Company, its Affiliates or Executive in his capacity as an employee or a former officer or director of the Company or its Affiliates (it being agreed by the Company that Executive shall continue to be entitled to such indemnification in respect of the period prior to the date of termination), (iii) for amounts payable under Paragraph 4 of the Agreement or (iv) that cannot be waived by law.

(b) The parties intend this release to cover any and all Released Claims, whether arising under any employment contract (express or implied), policies, procedures or practices of any of the Releasees, and/or by any acts or omissions of any of the Releasees’ agents or employees or former agents or employees and/or whether arising under any state or federal statute, including but not limited to state employment discrimination laws, all federal discrimination laws, the Age Discrimination in Employment Act of 1967, as amended, the Employee Retirement Income Security Act of 1974, as amended, all local laws and ordinances and/or common law, without exception. As such, it is expressly acknowledged and agreed that this release is a general release, representing a full and complete disposition and satisfaction of all of the Releasees’ real or alleged waivable legal obligations to Executive with the specific exceptions noted above. The term “Releasees” means the Company, its predecessors, successors and assigns and past, present and future Affiliates, Ventures, divisions and parent corporations and all their respective past, present and future officers, directors, shareholders, employee benefit plan administrators, employees and agents, individually and in their respective capacities.

(c) The release set forth in Paragraph (a) includes a release of any claims Executive may have under the Age Discrimination in Employment Act (“ADEA”) against the Releasees that may have existed on or prior to the date Executive signs this Release Agreement. The ADEA is a federal statute that prohibits discrimination on the basis of age. By signing this Release Agreement, Executive understands that he is waiving any and all claims arising under the ADEA that Executive may have against the Releasees up to the date Executive signs this Release Agreement. Executive understands that any claims under the ADEA that may arise after he signs this Agreement are not waived. Executive acknowledges that he is receiving consideration for the waiver of any and all claims under the ADEA in addition to anything of value to which he is already entitled.

(d) Executive expressly agrees that neither he nor any person acting on his behalf will file or permit to be filed any action for legal or equitable relief against the Releasees involving any matter related in any way to his employment with, or termination from employment with the Company, its predecessors, successors, assigns and past, present and future Affiliates, Ventures, divisions and parent corporations. In the event that such an action is filed, Executive agrees that the Releasees are entitled to legal and equitable remedies against him, including an award of attorney’s fees. However, it is expressly understood and agreed that the foregoing two sentences shall not apply to any charge filed by Executive with the Equal Employment Opportunity Commission, any action for a claim arising after the date this Release Agreement is executed, any action for indemnification arising in connection with an action instituted by a third party against the Company, its Affiliates or Executive in his capacity as an employee or former officer or director of the Company or its Affiliates or any action filed by Executive that is narrowly limited to seeking a determination as to the validity of the provisions of this Exhibit A or to enforce the terms of the Agreement referenced in Recital A hereof. Should Executive file a charge or should a charge be filed on his behalf with the Equal Employment Opportunity Commission or should any governmental entity, agency, or commission file a charge, action, complaint or lawsuit against any of the Releasees based on any Released Claim, Executive agrees not to seek or accept any resulting relief whatsoever.

(e) Executive represents and warrants that as of the date of his execution hereof he has no knowledge of any unlawful activity by himself, the Company or any of the Releasees.

(f) Executive acknowledges that he had at least twenty-one (21) calendar days from the date this Release Agreement was first presented to him to consider this Release Agreement. By signing this Release Agreement, Executive agrees that the Company advised him in writing to consult with an attorney. Executive can only accept this agreement by executing it during the fourteen (14) day period beginning on the date of his termination of employment with the Company and all of its Affiliates and Ventures(the “Acceptance Period”) and delivering it to the attention of the Company General Counsel at 13024 Ballantyne Corporate Place, Suite 700, Charlotte, NC 28277 prior to 5:00 pm, Eastern time, on the last day of the Acceptance Period. Executive has seven (7) calendar days following the date he executes this Release Agreement within which to revoke this Release Agreement (the “Revocation Period”) by delivering a written notice of his revocation to the attention of the Company General Counsel at 13024 Ballantyne Corporate Place, Suite 700, Charlotte, NC 28277 prior to the end of the Revocation Period. This Release Agreement does not become effective or enforceable until the Revocation Period has expired.

I HAVE READ THE FOREGOING RELEASE AGREEMENT, FULLY UNDERSTAND IT AND HAVE VOLUNTARILY EXECUTED IT ON THE DATE WRITTEN BELOW, SIGNIFYING THEREBY MY ASSENT TO, AND WILLINGNESS TO BE BOUND BY, ITS TERMS:

Date:	By:
Christofer M. Mowry

The Babcock & Wilcox Company

Date:	By:
Name:
Title:

EXHIBIT D

DECLARATION

[DATE]

This DECLARATION is made and delivered by Christofer M. Mowry, an individual resident of the state of North Carolina, in connection with The Babcock & Wilcox Company’s (the “Company”) entry into that certain [Membership Interest/Asset Purchase / Stock Purchase Agreement/] (the “Agreement”), dated as of [—], 2014, by and among the Company and [—] (the “Purchaser”). Capitalized terms used but not otherwise defined in this Declaration will have the same meanings ascribed to such terms in the Agreement.

The undersigned, Christofer M. Mowry, in his individual capacity, does hereby represent to the Company, to his knowledge and except as disclosed in the “bring down certificate” delivered by the Company to the Purchaser, as follows:

1. The representations and warranties of the Company in the Agreement are true and correct in all material respects on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties are true and correct as of such specified date).

2. The Company has performed and complied in all material respects with all covenants, obligations and conditions of the Agreement required to be performed and complied with by the Company at or prior to the Closing.

3. No information provided by the Company in the Agreement or in any document (including financial statements and schedules), certificates or other writings furnished by the Company (or caused to be furnished by the Company) to the Purchaser or any of its representatives pursuant to the provisions of the Agreement contained any untrue statement of material fact or omitted to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

IN WITNESS WHEREOF, the undersigned, in his individual capacity as has executed this DECLARATION as of the date first written above.

CHRISTOFER M. MOWRY